UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

STATE OF MARYLAND
COMMISSIONER OF FINANCIAL REGULATION
BALTIMORE, MARYLAND

Written Agreement by and among

CECIL BANCORP, INC.
Elkton, Maryland

CECIL BANK
Elkton, Maryland

FEDERAL RESERVE BANK OF RICHMOND
Richmond, Virginia

and

STATE OF MARYLAND
COMMISSIONER OF FINANCIAL
REGULATION
Baltimore, Maryland

Docket Nos. 10-044 -WA/RB-HC 10-044 -WA/RB-SM

WHEREAS, in recognition of their common goal to maintain the financial soundness of Cecil Bancorp, Inc., Elkton, Maryland (“Bancorp”), a registered bank holding company, and its subsidiary bank, Cecil Bank, Elkton, Maryland (the “Bank”), a state chartered bank that is a member of the Federal Reserve System, Bancorp, the Bank, the Federal Reserve Bank of Richmond (the “Reserve Bank”), and the State of Maryland Commissioner of Financial Regulation, Baltimore, Maryland (the “Commissioner”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on June 23, 2010, the boards of directors of Bancorp and the Bank, at duly constituted meetings, adopted resolutions authorizing and directing Charles F. Sposato to enter into this Agreement on behalf of Bancorp and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by Bancorp and the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”)(12 U.S.C. §§ 1813(u) and 1818(b)(3)).
NOW, THEREFORE, Bancorp, Bank, Reserve Bank, and the Commissioner agree as follows:
Source of Strength
1.           The board of directors of Bancorp shall take appropriate steps to fully utilize Bancorp’s financial and managerial resources, pursuant to Section 225.4 (a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with this Agreement.
Board Oversight
2.           Within 60 days of this Agreement, the board of directors of the Bank shall submit to the Reserve Bank and the Commissioner a written plan to strengthen board oversight of the management and operations of the Bank.  The plan shall, at a minimum, address, consider, and include:
(a)           The actions that the board of directors will take to improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s major operations and activities, including but not limited to, credit risk management, loan review and approval, processes to mitigate risks associated with credit concentrations, capital, and liquidity;
(b)           steps to strengthen the Bank’s audit function and the effectiveness of the board of directors’ Audit Committee in carrying out its oversight responsibilities;
(c)           the development of a management succession plan to promote the retention and continuity of capable management; and
(d)           a description of the information and reports that will be regularly reviewed by the board of directors in its oversight of the operations and management of the Bank, including information on the Bank’s adversely classified assets, concentrations of credits, allowance for loan and lease losses (“ALLL”), capital, liquidity, and earnings.
Corporate Governance Review
3.           (a)           Within 30 days of this Agreement, the Bank’s board of directors shall retain an independent consultant acceptable to the Reserve Bank and the Commissioner to conduct a review of the effectiveness of the Bank’s corporate governance (the “Review”) and to prepare a written report of findings and recommendations (the “Report”).  The Review shall, at a minimum, address, consider, and include:
(i)           the current structure and composition of the board of directors and its committees to ensure that they have the appropriate independence to carry out the board of directors’ oversight responsibilities, and a determination of the structure and composition needed to adequately supervise the affairs of the Bank;
(ii)           the responsibility of the board of directors to monitor management’s adherence to approved policies and procedures, and applicable laws and regulations; and

(iii)           the salary and fee structure for senior management and the board of directors.
(b)           Within 10 days of the Reserve Bank’s and the Commissioner’s approval of the independent consultant selection, the Bank shall submit an engagement letter to the Reserve Bank and the Commissioner for approval.  The engagement letter shall require the independent consultant to submit the Report within 30 days of regulatory approval of the engagement letter and to provide a copy of the Report to the Reserve Bank and the Commissioner at the same time that it is provided to the Bank’s board of directors.
4.           Within 30 days of receipt of the Report, the Bank’s board of directors shall submit a written management plan to the Reserve Bank and the Commissioner that fully addresses the findings and recommendations in the Report and describes the specific actions that the board of directors proposes to take in order to strengthen the Bank’s corporate governance.
Credit Risk Management and Credit Administration
5.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written plan to strengthen credit risk management practices.  The plan shall, at a minimum, address, consider, and include:
(a)           Periodic review and revision of risk exposure limits to address changes in market conditions;
(b)           strategies to minimize credit losses and reduce the level of problem assets;
(c)           timely and accurate identification and quantification of credit risk within the loan portfolio;
(d)           stress testing of loan and portfolio segments; and
(e)           management’s monitoring and controlling of problem assets.

Concentrations of Credit
6.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written plan to strengthen the Bank’s management of commercial real estate (“CRE”) concentrations, including steps to reduce or mitigate the risk of concentrations. The plan shall be consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1), and, at a minimum, address, consider, and include:
(a)           Establishment of concentration of credit risk tolerances or limits by types of loan products, geographic locations, and other common risk characteristics or sensitivities;
(b)           ongoing risk assessments;
(c)           strategic planning regarding risks associated with CRE concentrations, including steps to control and mitigate such risks;
(d)           a schedule for reducing and the means by which the Bank will reduce the level of CRE concentrations; and
(e)           enhanced periodic reporting to management and the board of directors.
Lending and Credit Administration Program
7.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable enhanced written lending and credit administration program that shall, at a minimum, address, consider, and include:
(a)           Enhancements to the internal loan grading system to timely and accurately identify individual problem credits;
(b)           loan approval limits for individual officers; and
(c)           loan approval limits for the loan committee.

Loan Review Program
8.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written program for the ongoing review and grading of the Bank’s loan portfolio by a qualified independent party.  The program shall, at a minimum, address, consider, and include:
(a)           The scope and frequency of loan review;
(b)           standards and criteria for assessing the credit quality of loans;
(c)           application of loan grading standards and criteria to the loan portfolio;
(d)           controls to ensure adherence to the revised loan review and grading standards; and
(e)           written reports to the board of directors, at least quarterly, that identify the status of those loans that are nonperforming or adversely graded and the prospects for full collection or strengthening of the quality of any such loans.
Asset Improvement
9.           The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit are criticized in the report of examination of the Bank conducted by the Reserve Bank that commenced on October 5, 2009 (the “Report of Examination”) or in any subsequent report of examination by the Reserve Bank and/or the Commissioner, without the prior approval of a majority of the full board of directors or a designated committee thereof.  The board of directors or its committee shall document in writing the reasons for the extension of credit, renewal, or restructuring, specifically certifying that: (i) the Bank’s risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank’s interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes that the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms.  The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review.  For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors (12 C.F.R. § 215.2(n)).
10.           (a)           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan, relationship, or other asset in excess of $250,000, including other real estate owned (“OREO”) and pools of loans, that are past due as to principal or interest more than 90 days as of the date of this Agreement, are on the Bank’s problem loan list, or were adversely classified in the Report of Examination.

(b)           Within 30 days of the date that any additional loan, relationship, or other asset in excess of $250,000, including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank’s problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written plan to improve the Bank’s position on such loan, relationship, or asset.
(c)           Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Commissioner to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report.
11.           Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable plan for the use or disposition of any real property acquired by the Bank or a subsidiary of the Bank for future use as bank premises. The plan shall, at a minimum, address, consider, and include:
(a)           A realistic analysis of the prospects for the Bank’s use of such property as premises within the next twelve months; and
(b)           the timely disposition of such property if it is not to be used for bank premises.
Allowance for Loan and Lease Losses
12.           (a)           Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Report of Examination that have not been previously collected in full or charged off.  Thereafter the

Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the Commissioner
(b)           Within 60 days of this Agreement, the Bank shall review and revise its ALLL methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank and the Commissioner.  The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectability.
(c)           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written program for the maintenance of an adequate ALLL.  The program shall include policies and procedures to ensure adherence to the Bank’s revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate.  The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis.  Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions.  The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL.  During the term of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of the ALLL for that quarter.
Capital Plan

13.           Within 60 days of this Agreement, Bancorp and the Bank shall submit to the Reserve Bank and the Commissioner an acceptable joint written plan to maintain sufficient capital at Bancorp on a consolidated basis, and the Bank as a separate legal entity on a stand-alone basis.  The plan shall, at a minimum, address, consider, and include:
(a)           Bancorp’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);
(b)           the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks:  Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);
(c)           the adequacy of the Bank’s capital, taking into account the volume of classified assets, concentrations of credit, the adequacy of the ALLL, current and projected asset growth, projected retained earnings, and anticipated and contingency funding needs;
(d)           the source and timing of additional funds to fulfill Bancorp’s and the

Bank’s future capital requirements; and
(e)           the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that Bancorp serve as a source of strength to the Bank.
14.           Bancorp and the Bank shall notify the Reserve Bank and the Commissioner, in writing, no more than 30 days after the end of any calendar quarter in which any of Bancorp’s consolidated capital ratios, or the Bank’s capital ratios (total risk-based, Tier 1, or leverage), fall below the approved capital plan’s minimum ratios.  Together with the notification, Bancorp and the Bank shall submit an acceptable written plan that details the steps Bancorp or the Bank, as appropriate, will take to increase Bancorp’s or the Bank’s capital ratios to or above the approved capital plan’s minimums.
Liquidity and Funds Management
15.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable revised written contingency funding plan that, at a minimum, includes adverse scenario planning and identifies and quantifies available sources of liquidity for each scenario.
Earnings Plan and Budget
16.           (a)           Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner a written business plan for the remainder of 2010 to improve the Bank’s earnings and overall condition.  The plan, at a minimum, shall provide for or describe:
(i)           a realistic and comprehensive budget for the remainder of calendar year 2010, including income statement and balance sheet projections; and
(ii)           a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

(b)           During the term of this Agreement, a business plan and budget for each calendar year subsequent to 2010 shall be submitted to the Reserve Bank and the Commissioner with the at least 30 days prior to the beginning of that calendar year.
Dividends and Distributions
17.           (a)           Bancorp and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”), and as to the Bank, the Commissioner.
(b)           Bancorp and its nonbank subsidiaries shall not directly or indirectly take any other form of payment representing a reduction in capital from the Bank without the §prior written approval of the Reserve Bank and the Commissioner.
(c)           Bancorp and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank, the Director, and the Commissioner.
(d)           All requests for prior written approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities.  All requests shall contain, at a minimum, current and projected information, as appropriate, on Bancorp’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and ALLL needs; and identification of the sources of funds for the proposed payment or distribution.  For requests to declare or pay dividends, Bancorp and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding

Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323), and Maryland Code Annotated Financial Institutions §§ 3-307 Cash Dividends, and 3-308 Stock Dividends.
Debt and Stock Redemption
18.           (a)           Bancorp and its nonbank subsidiaries shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank and the Commissioner.  All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
(b)           Bancorp shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.
BSA/AML Compliance
19.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written plan to address the criticisms detailed in the Report of Examination, including but not limited to, the independent testing of the Bank’s compliance with all applicable federal laws, rules, and regulations relating to anti-money laundering (“AML”), including the Bank Secrecy Act (“BSA”) (31 U.S.C. § 5311 et seq.); the rules and regulations issued thereunder by the U.S. Department of the Treasury (31 C.F.R. Part 103); and the AML requirements of Regulation H of the Board of Governors (12 C.F.R. § 208.63).
Affiliate Transactions
20.           (a)           Bancorp and the Bank shall take all necessary actions to ensure that the Bank complies with sections 23A and 23B of the Federal Reserve Act (12 U.S.C. §§ 371c and

371c-1) and Regulation W of the Board of Governors (12 C.F.R. Part 223) in all transactions between the Bank and its affiliates, including but not limited to Bancorp and its nonbank subsidiaries.
(b)           Bank shall not violate, and Bancorp and its nonbank subsidiaries shall not cause the Bank to violate, any provision of sections 23A and 23B of the Federal Reserve Act or Regulation W of the Board of Governors.
Compliance with Laws and Regulations
21.           Bancorp and the Bank shall immediately take all necessary steps to correct all violations of  law and regulation cited in the Report of Examination, including but not limited to Regulation O of the Board of Governors (12 C.F.R. Part 215).  In addition, the board of directors of Bancorp and the Bank shall take the necessary steps to ensure the Bank’s future compliance with all applicable laws and regulations.
22.           In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Bancorp and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors.
23.           Bancorp and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).
Compliance with the Agreement
24.           (a)           Within 10 days of this Agreement, Bancorp’s and the Bank’s boards of directors shall appoint a joint committee (the “Compliance Committee”) to monitor and coordinate Bancorp’s and the Bank’s compliance with the provisions of this Agreement.  The Compliance Committee shall consist of a majority of outside directors who are not executive officers of Bancorp and the Bank as defined in sections 215.2(e)(1) and 215.2(m)(1) of Regulation O of the Board of Governors (12 C.F.R. §§ 215.2(e)(1) and 215.2(m)(1)).  The Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to Bancorp’s and the Bank’s boards of directors.
(b)           Within 30 days after the end of each calendar quarter following the date of this Agreement, Bancorp and the Bank shall submit to the Reserve Bank and the Commissioner joint written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.
Approval and Implementation of Plans and Programs
25.           (a)           The Bank and, as applicable, Bancorp shall submit written plans and programs that are acceptable to the Reserve Bank and the Commissioner within the applicable time periods set forth in paragraphs 5, 6, 7, 8, 10(a), 10(b), 11, 12(c), 13, 15, and 19 of this Agreement.  The Bank shall retain an independent consultant that is acceptable to the Reserve Bank and the Commissioner within the time period set forth in paragraph 3(a).
(b)           Within 10 days of written approval by the Reserve Bank and the Commissioner, the Bank and, as applicable, Bancorp shall adopt the approved plans and programs.  Upon adoption, the Bank and, as applicable, Bancorp shall promptly implement the approved plans and programs, and thereafter fully comply with them.
(c)           During the term of this Agreement, the approved plans and programs shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Commissioner.

Communications
26.           All communications regarding this Agreement shall be sent to:
(a)	Eugene W. Johnson, Jr
Vice President
Federal Reserve Bank of Richmond
P.O. Box 27622
Richmond, Virginia  23261-7622

(b)	Teresa M. Louro
Assistant Commissioner for Bank Supervision
State of Maryland Commissioner of Financial Regulation
500 North Calvert Street
Room 402
Baltimore, Maryland  21202

(c)	Mary Halsey
President and CEO
Cecil Bancorp, Inc.
Cecil Bank
127 North Street
Elkton, Maryland 21921

Miscellaneous
27.           Notwithstanding any provision of this Agreement, the Reserve Bank and the Commissioner may, in their sole discretion, grant written extensions of time to Bancorp and the Bank to comply with any provision of this Agreement.
28.           The provisions of this Agreement shall be binding upon Bancorp and the Bank and their institution-affiliated parties, in their capacities as such, and their successors and assigns.
29.           Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Commissioner.
30.           The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Commissioner or any other federal or state agency from taking any other action affecting Bancorp and the Bank or any of their current or former institution-affiliated parties and their successors and assigns.
31.           Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 29th of June, 2010.

CECIL BANCORP, INC.		FEDERAL RESERVE BANK
OF RICHMOND

By:	/s/ Charles F. Sposato	By:	/s/ Eugene W. Johnson, Jr.
	Charles F. Sposato		Eugene W. Johnson, Jr.
	Chairman		Vice President

CECIL BANK		STATE OF MARYLAND
COMMISSIONER OF FINANCIAL
REGULATIONS

By:	/ /s/ Charles F. Sposato	By:	/s/ Teresa M. Louro
	Charles F. Sposato		Teresa M. Louro
	Chairman		Assistant Commission for Bank
Supervision